Exhibit 5.5

July 7, 2011

Watchguard Registration Services, Inc.

c/o Affinion Group, Inc.

6 High Ridge Park

Stamford, CT 06905

Re:	Registration Statement on Form S-4 of Affinion Group, Inc. (No. 333-173103)

Ladies and Gentlemen:

We have acted as special Indiana counsel to Watchguard Registration Services, Inc., an Indiana corporation (the “Guarantor”), in connection with the offering by Affinion Group, Inc. (the “Registrant”), of $475,000,000 aggregate principal amount of 7.875% Senior Notes due 2018 (the “Notes”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In rendering the following opinions, we have relied, as to factual matters that affect our opinions, solely on the examination of originals or copies, certified or otherwise identified to our satisfaction of the following documents (collectively, the “Documents”) and have made no independent verification of facts asserted to be true and correct in those Documents:

(A)	The Form S-4 Registration Statement under the Securities Act of 1933 for the Registrant and the guarantors thereto, including the Guarantor, as amended pursuant to Amendment No.1, Amendment No. 2 and Amendment No. 3, and related prospectus;

(B)	An Officer’s Certificate furnished to us by an officer of the Guarantor, dated as of the date of this opinion letter;

(C)	A copy of the Guarantor’s Articles of Incorporation, as amended to date, as certified by the Secretary of State of the State of Indiana;

(D)	A copy of the Guarantor’s Bylaws, as certified to us by an officer of the Guarantor, dated as of the date of this opinion letter;

(E)	Resolutions adopted by the Guarantor’s Board of Directors on November 19, 2010, authorizing the guarantee of the Registrant’s obligations under the Notes;

(F)	A Certificate of Existence for the Guarantor, issued by the Secretary of State of the State of Indiana on June 27, 2011; and

(G)	The Indenture, by and among the Registrant, the guarantors thereto, including the Guarantor, and Wells Fargo, National Association, as Trustee, dated as of November 19, 2010, as supplemented.

Watchguard Registration Services, Inc.

July 7, 2011

In rendering this opinion letter, we also have examined such other documents, records, certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana. We have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. We have assumed that the Registration Statement and any amendment thereto will have become effective (and will remain effective at the time of any issuance of any securities thereunder).

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Guarantor is a corporation incorporated and validly existing under the laws of the State of Indiana.

2. The Guarantor has all requisite corporate power and corporate authority under Indiana law to execute and deliver the Indenture and to perform its obligations thereunder.

3. The execution and delivery of the Indenture by the Guarantor and the performance of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Guarantor.

4. The Indenture has been duly executed by an authorized officer of the Guarantor and delivered by the Guarantor.

The opinion expressed herein is a matter of professional judgment and is not a guarantee of result. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinion expressed herein may or should be made by implication or otherwise.

We are informed that you are relying on this opinion letter in connection with the consummation of the actions and transactions contemplated by the Registration Statement. The foregoing opinion shall not be used, circulated, quoted or otherwise relied upon for any other purpose. The use or reliance upon this opinion letter for any other purpose without our prior written consent is strictly prohibited.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the “Commission”) as Exhibit 5.5 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ice Miller LLP